DSTLD

Hannah Laverty <hannah@dstld.la>

[Test] Secure Your Priority Access to Invest in DSTLD

1 message

DSTLD Investor Relations <invest@dstld.la> Tue, Jun 7, 2016 at 8:24 AM
Reply-To: us6-9235edf104-4e4e86fb31@inbound.mailchimp.com
To: "<< Test First Name >>" <hannah@dstld.la>

Our Private Reservations Round is Limited. View this email in your browser

DSTLD LUXE ESSENTIALS. NO RETAIL MARKUP.


WE'RE TAKING RESERVATIONS
GUARANTEE YOUR SPOT AS AN INVESTOR

Hi << Test First Name >>,

Thank you for your interest to reserve shares in DSTLD! We're thrilled with your support and the response we've gotten from customers so far.

We noticed that you have not completed the reservations process - we're happy to

answer any questions you may have on a more personal level. Please email **invest@dstld.la** if you're looking for additional information.

Otherwise, to complete your reservation you have two quick steps remaining.

1. Confirm your SeedInvest Investor Account
2. Fill out your banking information.

You can access your reservations page using your unique, private link. Our campaign is hosted on SeedInvest, a safe and secure platform to facilitate your transaction.

COMPLETE YOUR RESERVATION

While we've received nearly $17M in indications of interest, we will be targeting a raise less than that in our live round. Reserving your spot now provides you with priority access to purchase shares when our campaign goes live in a few short weeks.

Thank you again - your support so far has gotten us to where we are today, and hope that your continued support will make us partners in DSTLD's success.

Corey + Mark

Co-founders

WATCH OUR VIDEO


DSTLD

Legal: Denim.LA Inc. ("DSTLD") is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.

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Our mailing address is:
Denim.LA, Inc. DBA DSTLD
8899 Beverly Blvd
West Hollywood, CA 90048

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